Exhibit 21.1

Subsidiaries of the Registrant

Name	Organized Under
DGSE Corporation, Inc.	Texas
Superior Galleries, Inc.	Delaware
Charleston Gold & Diamond Exchange, Inc.	South Carolina
SBT, Inc.	Nevada